Gentex Corporation

Exhibit 10.1
Retirement Agreement

To: Gentex Corporation
From: Bruce Los
Date: June 16, 2014
____________________________________________________________________________

1.	Timing:
I, Bruce Los, as of June 16, 2014, am resigning from my role as Senior Vice President, named Executive Officer, and Section 16 Officer of Gentex Corporation (“Company”). I will continue to be an employee of the Company until July 25, 2014 with the title of Human Resources Consultant reporting to Steve Downing (“Transition Period”). I understand that my employment with the Company will end effective July 25, 2014 (“Retirement Date”). From June 16, 2014 through July 25, 2014 I will receive full salary and benefits. During the Transition Period I agree to be available to be contacted for information regarding company needs on an as-needed basis and as further outlined below.

2.	Pay and Benefits End Date:
On July 25, 2014, I will be officially terminated from the payroll system. I agree that the Company has fulfilled its obligation to me in terms of all past payment of wages, and any other earned benefit that is due to me (vacation pay earned, etc.). Prior to the Retirement Date, the Company shall pay me for 4 weeks of accrued vacation at my June 16, 2014, rate. I agree that I will not accrue additional vacation time after June 16, 2014. Additionally, I understand that my medical coverage will continue through July 25, 2014 on the same basis as an active employee of the Company, as the Company’s plans and practices may be amended from time to time.

3.	Stock Options:
I understand that my stock option vesting will stop upon my Retirement Date. All vested stock options will expire 90 days after July 25, 2014, and must be exercised on or before October 23, 2014. I understand I will receive a prorated share amount of my 5,460 restricted stock grant (issued December 29, 2009) equaling 4,991 shares @ $29.00, and a prorated share amount of my 7,380 restricted stock granted (issued on December 27, 2012) equaling 2,324 shares @ $29.00. The total of the prorated restricted stock grant amount will be paid near the end of the Transition Period, totaling $212,132, with the payment being made within the regular payroll system. Notwithstanding anything to the contrary, the prorated restricted stock grant and future stock option exercises and related dividends paid on the restricted stock shares are subject to my fulfillment of my responsibilities under this Agreement and the 4 year claw back provision in the same manner as my previous 4 years of stock option and restricted stock compensation totaling $592,481. I understand that I must adhere to the Company’s blackout periods and abide by the Company’s policies on refraining from trading on insider information. I further agree that the monies I have received under this section are conditioned on me, immediately after my Retirement Date, signing, delivering to the Company and not revoking a Supplemental Release and Waiver of Claims, essentially identical to the release and waiver set forth in Section 8 below.

4.	Employment Agreement:
(a)    I agree to abide by the confidentiality and non-compete provisions in the attached Employment Agreement, signed by me, on December 23, 2003, as well as the claw-back provisions in the Company’s Grant Agreements (for restricted non-qualified stock options) that governed my stock options during my employment and will govern my stock options during the Transition Period (collectively “Prior Agreements”). In addition, during the period of the Transition Period, I agree to remain available at reasonable times for consultation with the Company with respect to transitional matters, including but not limited to resigning from my role in EC Aviation as well as the boards of any Gentex subsidiaries and other Gentex-related roles, including resigning from or notifying any boards, groups, community organizations, etc. that any future participation is not on behalf of the Company or related to my employment by the Company, and to provide reasonable assistance in matters with which I was involved prior to the Retirement Date, including but not limited to consultation and assistance in connection with any investigations relating to period(s) during which I was employed by the Company.
    (b)    I agree that I will protect Confidential Information, as defined herein, and that I will never, directly or indirectly, use or disclose it unless specifically authorized by Gentex. For the purposes of this Agreement, “Confidential Information” means any and all information of or about or related to the Company, its Affiliates (as defined below), and any of their respective officers, directors, shareholders or employees that was acquired by me as a result of my employment with the Company and is not generally available to the public. Confidential Information also includes all information received by Gentex or any of its Affiliates from customers or other third parties with any understanding, express or implied, that the information would not be disclosed.
(c)    I agree that I will never disparage or criticize in any fashion, directly, indirectly, or by implication, the Company, its Affiliates (as defined herein), their business, their operations or management, their products, or services or practices, or any of their respective officers, directors, shareholders or past and present employees (each, a “Gentex Party” and collectively, the “Gentex Parties”), and that I will not otherwise do or say anything that could disrupt the good morale of any of the Gentex Parties or harm the interests or reputation of any of the Gentex Parties, the Company or any of its Affiliates. For the purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with Gentex, whether control may be by management authority, equity interest or otherwise. Executive Officers of the Company likewise will not disparage or criticize me or my performance outside of the Company. This provision shall not prohibit testimony relevant to any inquiry or request from a court or government agency.
(d)    In consideration of the payments during the period of the Transition Period, for a period of one (1) year following the end of the term of the Transition Period (the “Restrictive Period”), except pursuant to prior permission from the Company, I may not engage in competition with the Company on my own behalf or work (as an employee, partner, agent, officer, director, advisor, or consultant, or otherwise, and regardless of whether compensation is received) for, engage in or acquire or invest in any business anywhere in the world having assets in (or actively considering engagement in) businesses that are in competition with the Company (“Restricted Businesses”).
(e)    During the Restrictive Period, I also may not in any manner solicit, recruit or hire any Company employees, contractors, or customers of the Company to cease to be employed by or otherwise do business with the Company or to reduce the same, or to be employed by or otherwise do business with any Restricted Business.
(f)    If any court determines that any of the provisions of subsections (d) and (e) above are invalid or unenforceable, the remainder of such provisions shall not be affected thereby and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of subsections (d) and (e) to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court shall have the power to reduce the duration or restrict the geographic or other scope of such provisions and enforce such provision as so reduced or restricted.

5.	Indemnification.
The Company shall indemnify me for causes of actions that arise from acts or omissions that occurred during the time period while I was an employee of the Company to the extent permitted by the Company’s By-Laws, as they may be amended from time to time, and by applicable law, against all costs, charges and expenses, including, without limitation, reasonable attorney’s fees, incurred or sustained by me in connection with any action, suit or proceeding to which I: (i) am made a party; (ii) am a recipient of a voluntary or involuntary request for testimony by a court or governmental agency; or (iii) have received a subpoena, by reason of having been an employee of the Company. In such action, suit or proceeding, I shall be represented by counsel selected by me and approved by the Company, wherein such approval is not to be unreasonably withheld.

6.	Return of Company Documents and Other Property.
In signing this Agreement, I represent and warrant that I have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in my possession or control. Further, I agree that I will destroy or return to the Company, on or before the Retirement Date, and that I will not retain, any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates, including without limitation copies or derivations of electronic mail correspondence, and any documents provided to me as part of my role as Human Resources Consultant. Further, I agree that I will not, while during the Transition Period and following the Retirement Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, I acknowledge that I have disclosed to Gentex all passwords necessary or desirable to enable the Company to access all information which I have password-protected on any computer equipment, network or system of Gentex or any of its Affiliates. I have the option to request the retrieval of personal data on company owned hard drives.

7.	Compliance Confirmation and Indemnification.
I represent and warrant that I have no knowledge, gained in my role as Senior Vice President, named Executive Officer, and Section 16 Officer of the Company or otherwise, of any regulatory violations, other illegal activity or other wrongdoing by any Gentex Party.

8.	Release and Waiver of Claims.
(a)     In consideration of the payments and other compensation during the Transition Period, to which I would not otherwise be entitled, on my own behalf and that of my heirs, executors, administrators, beneficiaries, personal representatives and assigns, I agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights, claims, charges, complaints and grievances (collectively, “Claims”), whether known or unknown, that I have had in the past, now have, or might now have, in any way related to, connected with or arising out of my employment or its termination or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the fair employment practices, wage payment and wage and hour statutes of the State of Michigan and any other state or states in which I have provided services to Gentex and/or any other federal, state or local law, regulation or other requirement, each as amended from time to time, including without limitation my right to recover, directly or indirectly, all or part of any penalty imposed on the Company or any of its Affiliates as a result of any action brought by or on behalf of any federal, state or local government or by me or on my behalf against the Company or any of its Affiliates, and I hereby waive any and all such Claims and release and forever discharge the Company, its Affiliates and all of their respective past, present and future officers, directors, shareholders, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such Claims.
(b)    This Agreement, including the release and waiver of claims set forth in this Section 8, creates legally binding obligations, and I understand that the Company and its Affiliates have advised me to consult an attorney before signing this Agreement. In signing this Agreement, I give Gentex and its Affiliates assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of at least twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any other of those persons to whom reference is made in Section 4(c) above; and that, in signing this Agreement, I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

9.	Medical Coverage / Cobra:
I understand that Gentex Corporation will fulfill its obligation to me by providing me with the opportunity to subscribe to Gentex’s Group Medical Plan costing me 102% of the monthly premium, payable in advance. This option will occur after completing the Transition Period.

10.	Expense Reports:
I will complete an expense report for all outstanding receipts within the next 30 days.

11.	Acknowledgement:
I acknowledge I have been advised to consult with an attorney prior to signing this Agreement that contains releases and waivers; I have been offered twenty-one (21) days within which to consider the release, but may sign at any time prior to the 21 days; I understand that the ADEA Release will not apply to actions arising after the date this Release is signed; and I have seven (7) days after signing this Release to revoke the ADEA Waiver, and this Agreement shall not become effective and enforceable until that 7 day revocation period has expired, and only if you do not timely revoke it by providing written notice to Mr. Steve Downing, at the Company’s Zeeland, Michigan headquarters.

12.	Future Visits to Gentex:
I understand that all future visits to the Company are subject to the Company’s Visitor Policy.

13.	Miscellaneous.
(a)    This Agreement constitutes the entire agreement between me and the Company and supersedes all prior and contemporaneous communications, agreements and understandings with the Company, whether written or oral, with respect to my employment, its termination and all related matters, excluding the confidentiality and non-competition provisions of my Employment Agreement as well as the claw-back provisions in the Company’s Grant Agreements (for restricted non-qualified stock options), which shall remain in full force and effect in accordance with their terms.
(b)    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by me and Mr. Steve Downing of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.
(c)    The obligation of Gentex to make payments to me or on my behalf under this Agreement, and my right to retain the same, is expressly conditioned upon my continued full performance of my obligations under this Agreement and any Prior Agreements.
(d)    This is a Michigan contract and shall be governed and construed in accordance with the laws of the State of Michigan, without regard to the conflict of laws principles thereof. I agree to submit to the jurisdiction of the courts of the State of Michigan in connection with any dispute arising out of this Agreement.
(e)    I understand and agree that my agreement to not disparage the Company, as set forth in Section 4(c), is a material provision of this Agreement and that any breach of this obligation by me shall be a material breach of this Agreement, and that the Company will be irreparably harmed by my violation of this provision.
(f)    During and subsequent to the Transition Period, if I breach this Agreement, the Company, with 30 days written notice, can terminate this Agreement, if I do not rectify said breach within said 30 days. Such termination shall include, but is not limited, to reimbursement to the Company of any and all payment and other compensation I received under the terms of this Agreement and the Company is not obligated to make or provide any future payments or compensation to me.
(g)    This Agreement is the result of negotiations between Gentex and myself, and neither the Company nor myself shall be deemed to be the drafter of the Agreement, and it is to be construed as if both the Company and myself drafted this Agreement jointly, as opposed to being construed against the Company for drafting one or more provisions of this Agreement.
(h)    This Agreement may be executed in identical counterparts, each of which shall constitute an original of this Agreement. Electronic signatures provided through facsimile, e-mail, or otherwise shall be deemed sufficient as original signatures.
(i)    Any part, term, or provision of this Agreement found to be illegal or in conflict with any valid controlling law of any applicable jurisdiction, shall be ineffective as to such jurisdiction without invalidating the remaining provisions of this Agreement, or if possible, shall be replaced with a provision that most closely reflects the original intent of the Company and myself, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.	Signature:
I understand the following in regards to signing this agreement.

a.	If I sign this document at the time it is provided to me, I need to do nothing further; my pay and benefits will continue through the length of the defined Transition Period.

b.
If the signed agreement is returned to the Company’s Zeeland Headquarters postmarked no later than one week from the date it was issued to me (see the top of this document), my pay and benefits will continue through the length of the period of the Transition Period.

c.
If the signed agreement is returned to Gentex Zeeland Headquarters postmarked later than one week from the date it was issued to me, my severance pay and benefits will stop until the signed agreement is received if within 21 days of the date it was issued.  Full severance benefits will be paid but delayed, if I sign and postmark within the 21 days.

d.	If the agreement is not returned within a 21 day period of the date it was issued, this Retirement Agreement and payments are no longer available to me.

The foregoing is acknowledged and agreed as of the date first written above.

Signed: /s/ Bruce Los     Date: 06/16/14
Bruce Los

Signed: /s/ Steve Downing     Date: 06/16/14
Steve Downing
Gentex Corporation
Chief Financial Officer
Vice President of Finance